CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Schwab Investments of our report dated April 29, 2020, relating to the financial statements and financial highlights, which appear in the February 29, 2020 Annual Report to Shareholders of Wasmer Schroeder High Yield Municipal Fund. We also consent to the references to us under the headings “Financial Highlights” in such Registration Statement.

/s/ Tait, Weller & Baker LLP
Tait, Weller & Baker LLP
Philadelphia, Pennsylvania
June 24, 2020